Exhibit 99.1

Contact:	EVC Group	RITA Medical Systems, Inc.
	Investors:	Stephen Pedroff, VP Marketing Communications
	Doug Sherk/Jennifer Beugelmans	510-771-0400
	dsherk@evcgroup.com	spedroff@ritamed.com
415-896-6820

Media:
Steve DiMattia
sdimattia@evcgroup.com
646-277-8706

RITA MEDICAL SYSTEMS RAISES APPROXIMATELY $9.7 MILLION IN PRIVATE

PLACEMENT OF SENIOR CONVERTIBLE NOTES

Fremont, Calif., August 8, 2005 — RITA Medical Systems, Inc. (Nasdaq: RITA) today announced that it has entered into a definitive agreement with one of the Company’s largest institutional investors for a $9.7 million private placement of senior convertible notes (the “Notes”). The Notes are subordinated to certain other debt of the Company and convertible into shares of the Company’s common stock. The Notes have a three year term and accrue interest at 6.5% per annum, payable semi-annually. The Notes are convertible at any time at the option of the holder at an initial conversion price of $4.03 per share (subject to adjustment in certain circumstances) which represents an 17% premium to the 30 day average closing price ending on August 5, 2005.

“The restructuring of our outstanding debt is an important milestone in the execution of our long-term strategy,” said Joseph DeVivo, President and CEO of RITA Medical Systems. “The new debt structure can be subordinated to a working capital line of credit up to $10 million that we believe we will be successful in negotiating. We expect this working line of capital to provide us with a greater level of financial flexibility to pursue our goals. In addition, this significant reduction to our annual interest payments, based upon our current share count, would be accretive to our earning per share by approximately one and one-half cents annually.”

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RITA MEDICAL RAISES APPROXIMATELY $9.7 MILLION

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Net proceeds of approximately $9.7 million received from the Notes will be used to prepay an aggregate of $9.7 million of the Company’s outstanding indebtedness within 21 days. Based upon the new financing’s interest rate, the Company expects to pay approximately $0.6 million in annual interest compared with approximately $1.2 million under its previous financing structure. The blended average interest rate of the Company’s existing debt that is to be retired is approximately 12.9%. The total debt being retired is comprised of approximately $4 million and $4.3 million in senior subordinated convertible notes held by Medtronic, Inc. and ComVest Venture Partners L.P., respectively, with 14% semi-annual interest payments and a $1.4 million junior subordinated promissory note, with a 6% semi-annual interest payment.

The securities sold in this private placement have not yet been registered under the Securities Act of 1933 and may not be offered or sold in the United States in absence of an effective registration statement or exemption for registration requirements. The Company expects to file a registration statement of Form S-3 with 30 days subsequent to the closing of the transaction for purposes of registering the resale of the shares of common stock to be issued upon exercise of the notes.

This notice does not constitute and offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company’s oncology product lines include implantable ports, some of which feature its proprietary Vortex(R) technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The RITA Medical Systems website is at www.ritamedical.com.

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RITA MEDICAL RAISES APPROXIMATELY $9.7 MILLION

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The statements in this news release related to the Company’s ability to negotiate and obtain a working capital line, the impact of the retirement of certain of the Company’s existing debt on the Company’s future financial performance and the Company’s future financial and operating performance are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

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